Exhibit 5

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780

Washington, D.C. 20015

Telephone (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

March 11, 2022

The Board of Directors

VWF Bancorp, Inc.

976 South Shannon Street

Van Wert, Ohio 45891

Re:	VFW Bancorp, Inc.
Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer, sale and issuance of the shares of common stock, par value $0.01 per share (“Common Stock”), of VWF Bancorp, Inc. (the “Company”).

We have reviewed the Company’s Articles of Incorporation and its Registration Statement on Form S-1 (the “Form S-1”), the Plan of Conversion of Van Wert Federal Savings Bank (the “Plan”), and applicable statutes and regulations governing the Company and the offer, sale and issuance of the Common Stock. The opinion expressed below is limited to the laws of the State of Maryland (which includes applicable provisions of the Maryland General Corporation Law, the Maryland Constitution and reported judicial decisions interpreting the Maryland General Corporation Law and the Maryland Constitution).

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when issued and sold and when issued and contributed in the case of Van Wert Federal Savings Bank Charitable Foundation, Inc., in each case in accordance with the Plan, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-1, and shall not be used for any other purpose or relied upon by any other person without our prior express written consent. We hereby consent to our firm being referenced under the caption “Legal Matters” in the Prospectus contained in the Form S-1 and to the filing of this opinion as an exhibit to the Form S-1. By giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Luse Gorman, PC

Luse Gorman, PC